Exhibit 21
ATLAS FINANCIAL HOLDINGS, INC
LIST OF SUBSIDIARIES

Name	State of Jurisdiction/Organization
American Country Insurance Company	Illinois
American Insurance Acquisition Inc.	Delaware
American Service Insurance Company, Inc.	Illinois
Anchor Group Management Inc.	New York
Anchor Holdings Group, Inc.	New York
DriveOn Digital IP Inc.	Delaware
Gateway Insurance Company	Missouri
Global Liberty Insurance Company of New York	New York
Plainview Premium Finance Company, Inc.	Delaware
Plainview Premium Finance Company of California, Inc.	California
UBI Holdings Inc.	Delaware